EXHIBIT 10.2

FIRST AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT is made and entered into effective as of this 15th day of September, 2003 between SEI INVESTMENTS COMPANY, a Pennsylvania corporation (“Borrower”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Bank@).

W I T N E S S E T H:

WHEREAS, the parties entered into a Loan Agreement effective as of July 26, 2001 (the “Loan Agreement”); and

WHEREAS, the parties wish to amend the Loan Agreement in order to make certain changes to financial covenants (this amendment herein sometimes called the “First Amendment”).

NOW, THEREFORE, the parties agree as follows:

1. Changes in Credit Facility.

(A) Section 2(a) of the Loan Agreement shall be amended and restated as follows:

(a) Financial Covenants. The Borrower shall, through their consolidated financial statements, at all times maintain (i) a minimum Consolidated Fixed Charges Coverage Ratio (as defined in Exhibit “2(a)”) of not less than 1.25 to 1.00 and (ii) a maximum Consolidated Leverage Ratio (as defined in Exhibit “2(a)”) of not more than 1.25 to 1.0. Such financial tests shall be determined in accordance with generally accepted accounting principles (“GAAP”) consistently applied in accordance with past practice, and any terms used in the Agreement or in Exhibit “2(a)” that are not therein defined shall have their usual and ordinary meaning under GAAP and (iii) a minimum Consolidated Net Worth (as defined in Exhibit “2(a)” of $100,000,000 at June 30, 2003 and increasing by 50% of quarterly Consolidated Net Income beginning September 30, 2003 and each quarter thereafter.

(B) Exhibit “2(a)” of the Loan Agreement shall be amended and restated in the form of new Exhibit “2(a)” attached hereto and made a part hereof.

(C) Section 2(i) of the Loan Agreement shall be amended and restated as follows:

(iii) Indebtedness related to revolving credit obligations up to maximum principle balance of $200,000,000 owing to Bank One, N.A. under a Loan Agreement initially dated September 15th 2003, as amended and including renewals at no more than the same level of indebtedness.

(D) Section 5(m) of the Loan Agreement shall be amended and restated as follows:

Any party becomes the owner of more than thirty percent (30%) of Borrower’s outstanding shares, excluding the Borrower and its Subsidiaries, any employee benefit plan of the Borrower or its Subsidiaries, any person appointed or entity organized or established by the Borrower for or pursuant to any such employee benefit plan, and Alfred P. West, Jr. or his spouse, and/or a member of his immediate family or, without prior notice to and written approval by the Bank (which approval shall not be unreasonably withheld).

2. Effectiveness. This First Amendment shall be effective upon delivery to Bank of an original of this First Amendment, duly executed by Borrower, along with (unless waived by the Bank) certified resolutions of Borrower’s Board of Directors authorizing this First Amendment.

3. Representations, Warranties and Covenants. The Borrower further represents and warrants that:

(A) This First Amendment has been duly executed and delivered by Borrower, is authorized by all requisite corporate action of Borrower and is the legal, valid, binding and enforceable obligation of Borrower; and

(B) The execution and delivery by the Borrower of this First Amendment will not constitute a violation of any applicable law or a breach of any provision contained in Borrower’s Articles or Certificate of Incorporation or By-Laws, or contained in any order of any court or any other governmental agency or in any agreement, instrument or document to which Borrower is a party or by which Borrower or any of its assets or properties are bound; and

(C) Except as previously waived by the Bank in writing, or as noted in Schedule “A” attached hereto, there is outstanding no Event of Default or event which with the giving of notice and/or the passage of time, would constitute an Event of Default under the Loan Agreement, as of the effective date of and after giving effect to this First Amendment; and

(D) Except as modified hereby or as noted in said Schedule “A,” all representations, warranties and covenant or as to the Borrower set forth in the Loan Agreement or any of the other Loan Documents, as applicable, shall be deemed restated in all material respects as of the date hereof.

4. Miscellaneous.

(A) As amended hereby, the Loan Agreement shall remain in full force and effect, and all references in the Loan Agreement (or other Loan Documents issued pursuant to the Loan Agreement) shall mean such Loan Agreement as amended hereby.

(B) Capitalized terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

(C) The Borrower shall reimburse Bank for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Bank or for which the Bank becomes obligated in connection with or arising out of this First Amendment.

(D) Except as amended hereby, the Loan Agreement shall be deemed confirmed and on-going in accord with its terms. Nothing herein, however, shall be deemed an acceptance or waiver as to proposed future changes in Borrower’s business and structure that, without the Bank’s consent and/or an additional amendment of the Loan Agreement, might otherwise be an Event of Default hereunder.

(E) This First Amendment may be executed in counterparts, all of which constitute one instrument hereunder.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date noted above.

U.S. BANK, NATIONAL ASSOCIATION		SEI INVESTMENTS COMPANY

By:	/s/ Derek Roudebush	By:	/s/ Kathy Heilig
	Derek Roudebush		Kathy Heilig
	Vice President		Vice President and Treasurer

By:	/s/ Patrick McGraw
Patrick McGraw
Assistant Vice President

SCHEDULE “A”

None

EXHIBIT “2(a)”

Financial Covenant Definitions

1. “Capitalized Lease” means any lease obligations with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

2. “Consolidated Fixed Charges” means, for any period, on a consolidated basis the sum of (i) all Rentals (other than Rentals on Capitalized Leases) payable by the Borrower and its Subsidiaries for the period of four fiscal quarters preceding the date of determination, (ii) all Consolidated Interest Charges on all Indebtedness (including the interest component of Rentals on Capitalized Leases) of the Borrower and its Subsidiaries for the period of four fiscal quarters preceding the date of determination and (iii) Consolidated Indebtedness (excluding the Loans hereunder) payable pursuant to the scheduled amortization of such Indebtedness by the Borrower and its Subsidiaries for the period of four fiscal quarters immediately following the date of determination.

3. “Consolidated Fixed Charge Coverage Ratio” means the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Income Available for Fixed Charges, for the then most-recently ended four fiscal quarters, to (ii) Consolidated Fixed Charges for the same period, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

4. “Consolidated Income Available for Fixed Charges” means, for any period, the sum of (i) Consolidated Net Income during such period plus (ii) to the extent deducted from revenues in determining Consolidated Net Income, (A) all provisions for any Federal, state or other income taxes made by the Borrower and its Subsidiaries during such period, (B) all provisions for Rentals (other than Rentals on Capitalized Leases) during such period by the Borrower and its Subsidiaries, (C) all provisions for Consolidated Interest Charges on all Indebtedness (including the interest component of Rentals on Capitalized Leases) of the Borrower and its Subsidiaries during such period and (D) all provisions for depreciation made by the Borrower and its Subsidiaries during such period, minus (iii) the sum of (A) all Capital Expenditures of the Borrower and its Subsidiaries during such period and (B) all cash dividends paid by of the Borrower and its Subsidiaries during such period.

5. “Consolidated Indebtedness” means, at any time, the aggregate dollar amount of Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis outstanding at such time, whether or not such amount is due or payable at such time.

6. “Consolidated Leverage Ratio” means the ratio of (i) Consolidated Indebtedness to (ii) Consolidated EBITDA for the then most-recently ended four fiscal quarters.

7. “Consolidated Net Income” for any period means the gross revenues of the Borrower and the Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

(a) any extraordinary gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

(b) any net income or any net loss during such period from any discontinued operations or the disposition thereof,

(c) the proceeds of any life insurance policy;

(d) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

(e) net earnings and losses of any corporation (other than a Subsidiary, substantially all the assets of which have been acquired in any manner by the Borrower or any Subsidiary, realized by such corporation prior to the date of such acquisition;

(f) net earnings and losses of any corporation (other than a Subsidiary) with which the Borrower or a Subsidiary shall have consolidated or which shall have merged into or with the Borrower or a Subsidiary prior to the date of such consolidation or merger;

(g) net earnings of any business entity (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Borrower or such Subsidiary in the form of cash distributions;

(h) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Borrower or any other Subsidiary;

(i) earnings resulting from any reappraisal, revaluation or write-up of assets;

(j) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

(k) any gain arising from the acquisition of any Securities of the Borrower or any Subsidiary; and

(l) any reversal of any contingency reserve, which reversal is required under GAAP to be disclosed in the financial statements of the Borrower, except to the extent that provision for such contingency reserve shall have been made from income arising during such period.

8. “Consolidated Net Worth” shall mean at any time the stockholder’s equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

9. “Consolidated Total Funded Debt” shall be defined as the sum, without duplication, of (a) outstanding borrowings under the Term Loan Facility, plus (b) the face amount of issued and outstanding letters of credit, plus (c) all other obligations of the Borrower and its consolidated Subsidiaries for borrowed money or which has been incurred in connection with the acquisition of assets, including capital lease obligations, plus (d) the amount of any securitized assets sold with or without recourse by the Borrower and/or its subsidiaries plus, (e) all guarantees provided by the Borrower and its subsidiaries to third parties.

10. “Interest Charges” for any period means all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made. Computations of Interest Charges on a pro forma basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

11. “Investments” shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that “Investments” shall not mean or include routine investments in property to be used or consumed in the ordinary course of business (including those assets designated as loans receivable available for sale in accordance with GAAP).

12. “Minority Interests” means any shares of stock of any class of Subsidiary (other than directors= qualifying shares as required by laws) that are not owned by a Borrower and/or one or more of the Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

13. “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

14. “Rentals” means and includes as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Borrower or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.